Item 77C DWS Dreman Value Income Edge Fund, Inc.

Registrant incorporates by reference to its Proxy
Statement filed on April 7, 2008
(SEC Accession No. 0000950137-08-005146).
The Annual Meeting of Shareholders of DWS Dreman
Value Income Edge Fund, Inc. (the "Fund") was held on May 20, 2008 at the offices of Deutsche
Asset Management, 345 Park Avenue, New York, NY 10154.
The following matter was voted upon by the shareholders of said Fund (the resulting votes presented below):

1.	To elect ten Directors to the Board of the Fund


Number of Votes:
Directors
For
Withheld
John W. Ballantine
45,969,113
2,121,692
Henry P. Becton, Jr.
45,963,944
2,126,861
Dawn-Marie Driscoll
45,972,825
2,117,980
Keith R. Fox
45,762,002
2,328,803
Kenneth C. Froewiss
45,974,485
2,116,320
Richard J. Herring
45,976,745
2,114,060
Rebecca W. Rimel
45,965,986
2,124,819
William N. Searcy, Jr.
45,970,582
2,120,223
Jean Gleason Stromberg
45,967,910
2,122,895
Axel Schwarzer
45,764,051
2,326,754

Until recently, substantially all DWS open-end funds and most DWS closed-end funds were overseen by one of two boards of directors or trustees (the "Boards").
In 2007, each Board, including the Board that has historically overseen the Fund (the "Chicago Board"), determined that the formation of a single consolidated
Board overseeing all DWS funds (the "Consolidated Board") would be in the best interests of the funds and their shareholders. Accordingly, each Board approved a plan to consolidate the Chicago Board with the other primary DWS fund board (the "New York Board"). (The geographic references in the preceding sentences merely indicate where each Board historically held most of its meetings.) Effective May 20, 2008, with the election of the above-named Directors, the Fund is governed by the Consolidated Board. The Consolidated Board consists of five members from the Fund's original Chicago Board (John W. Ballantine, Paul K. Freeman, William McClayton, Axel Schwarzer, and
Robert H. Wadsworth) and eight members from the New York Board
(Henry P. Becton, Jr., Dawn-Marie Driscoll, Keith R. Fox,
Kenneth C. Froewiss, Richard J. Herring, Rebecca W. Rimel,
William N. Searcy, Jr., and Jean Gleason Stromberg). Prior to consolidation, four members of the Fund's original Board
(Donald L. Dunaway, James R. Edgar, Robert B. Hoffman, and
Shirley D. Peterson) either resigned or did not stand for reelection.